                                OPTION AGREEMENT

       OPTION AGREEMENT (this "Agreement") dated as of April 20, 1996 among the persons listed on Schedule 1 hereto (each, a "Holder" and, collectively, the "Holders"), El Paso Natural Gas Company, a Delaware corporation ("Parent"), and The El Paso Company, a Delaware corporation and a wholly owned subsidiary of Parent (the "Purchaser"). Parent, the Purchaser and Cornerstone Natural Gas, Inc., a Delaware corporation (the "Company"), propose to enter into an Agreement and Plan of Merger (the "Merger Agreement") on the date of this Agreement providing for the making of a tender offer by Purchaser (the "Offer") for shares of Common Stock, par value $.10 per share, of the Company (the "Company Common Stock"), at a purchase price of $6.00 per share, and a subsequent merger (the "Merger") between the Company and the Purchaser.

       Each Holder owns the number of shares of Company Common Stock (the "Shares"), options to purchase Company Common Stock (the "Stock Options") or warrants to purchase shares of Company Common Stock (the "Warrants" and, collectively with the Stock Options and the Shares, the "Optioned Securities"), or has the right to vote the number of Shares or other securities (the "Voting Securities"), listed opposite the name of such Holder on Schedule 1. Parent and the Purchaser have required, as a condition to entering into the Merger Agreement, that the Holders enter into this Agreement. The Holders believe that it is in the best interest of the Company and its stockholders to induce Parent and the Purchaser to enter into the Merger Agreement and, therefore, the Holders are willing to enter into this Agreement.

       Accordingly, in consideration of the mutual covenants and agreements set forth herein and in consideration of $1.00 and such other valuable consideration the receipt of which is hereby acknowledged, the parties hereto agree as follows:

       1. The Option. Each Holder hereby grants the Purchaser an irrevocable option (the "Option") to purchase all of the Optioned Securities of such Holder at the price set forth with respect to such Optioned Securities on
Schedule 1 (or such higher price as may be paid pursuant to the Offer), payable in cash, without interest.

       2. Exercise of the Option; Term. On the terms and subject to the conditions of this Agreement, (a) the Purchaser may exercise the Option at any time after later of (i) December 2, 1996, (ii) the date on which all waiting periods under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), applicable to the exercise of the Option have expired or been terminated and (iii) the date of expiration or termination of the Offer, by written notice to each Holder specifying a date and time for the closing not later than thirty (30) business days from the date of such notice (which date and time may be one day after the delivery of such notice or earlier if reasonably practicable), but only if (b) (i) the Merger Agreement shall have been terminated and (ii) either (A) the stockholders of the Company shall have failed to approve the Merger at the stockholders' meeting contemplated by Section 9.4 of the Merger Agreement (the "Meeting"), (B) the Meeting shall not have occurred (other than by reason of a breach by Parent or the Purchaser of its obligations under the Merger Agreement), or (C) the termination fee contemplated by Section 11.5(a) of the Merger Agreement shall have become due and payable or the Merger Agreement shall have been terminated pursuant to
Section 11.2(e) or Section 11.4(c), (d), (e) or (f); provided that, (x) notwithstanding clause (a)(i) of this sentence, the Purchaser may exercise the Option at any time after the later of the periods prescribed in clauses (a)(ii) and (a)(iii) of this sentence, if the Merger Agreement shall have been terminated pursuant to Section 11.2(e) or Section 11.4(c), (d), (e) or (f) and
(y) notwithstanding clause (b) of this sentence, the Purchaser shall exercise the Option if the Offer has been consummated in accordance with its terms. The Option shall expire on the earliest of (a) the Effective Time (as defined in the Merger Agreement), or (b) twelve months after the termination of the Merger Agreement (but in any event not later than June 30, 1997) (such expiration date is referred to herein as the "Expiration Date").

       3.     Closing.  At the closing:

              (a) against delivery of the Optioned Securities, free and clear of all liens, claims, charges and encumbrances of any kind or nature whatsoever, Parent shall cause the Purchaser to make payment to each Holder of the aggregate price for such Holder's Optioned Securities by wire transfer of immediately available funds; and

              (b) each Holder shall deliver to the Purchaser a duly executed certificate or certificates representing the number of Optioned Securities purchased from such Holder, together with transfer powers endorsed in blank relating to such certificates and, if requested by the Purchaser, an irrevocable proxy (subject to receiving an opinion from the Purchaser's counsel that such proxy does not violate the federal proxy rules), duly executed by such Holder, authorizing such persons as the Purchaser shall designate to act for such Holder as his lawful agents, attorneys and proxies, with full power of substitution, to vote in such manner as each such agent, attorney and proxy or his substitute shall in his sole discretion deem proper, and otherwise act with respect to the Optioned Securities at any meeting (whether annual or special and whether or not an adjourned meeting) of the Company's Holders or otherwise, and revoking any prior proxies granted by such Holder with respect to the Holder's Optioned Securities.

       Notwithstanding any provision of this Agreement to the contrary, the Holders shall validly tender their Shares pursuant to the Offer and shall not withdraw such Shares prior to the expiration of the Offer, and their obligation to sell any Optioned Securities shall be satisfied, solely with respect to the Shares so tendered, upon the purchase of such Shares by the Purchaser pursuant to the Offer. If the Shares, together with any other shares of Company Common Stock validly tendered and not withdrawn pursuant to the Offer, satisfy the Minimum Condition (as defined in the Merger Agreement), then, subject to the terms and conditions of the Offer, the Purchaser shall purchase the Shares pursuant to the Offer.

              4.     Covenants of the Holders.

              (a) During the period from the date of this Agreement until the Expiration Date, except in accordance with the provisions of this Agreement, each Holder severally and not jointly agrees that he will not:

                     (i) sell, transfer, pledge, hypothecate, assign or otherwise dispose of, or enter into any contract, option or other arrangement or understanding with respect to the sale, transfer, pledge, hypothecation, assignment or other disposition of, any Optioned Securities or Voting Securities;

                     (ii) deposit any Optioned Securities or Voting Securities into a voting trust, or grant any proxies or enter into a voting agreement with respect to any Optioned Securities or Voting Securities; or

                     (iii) initiate, solicit or knowingly encourage, directly or indirectly, any inquiries or the making or implementation of any proposal that constitutes, or may reasonably be expected to lead to, any Proposal (as defined in the Merger Agreement) or enter into discussions or negotiate with any person or entity in furtherance of such inquiries or to obtain a Proposal, or agree to or endorse any Proposal; except that any Holder who is a member of the board of directors of the Company may conduct himself in the manner expressly permitted under Section 9.1 of the Merger Agreement.

              (b) Any additional shares of Company Common Stock, warrants, options or other securities or rights exercisable for, exchangeable for or convertible into shares of Company Common Stock (collectively, "Equity Securities") acquired by any Holder will become subject to this Agreement and shall, for all purposes of this Agreement, be considered Optioned Securities or Voting Securities, as the case may be.

              (c) Each Holder agrees not to engage in any action or omit to take any action which would have the effect of preventing or disabling such Holder from delivering his Optioned Securities to the Purchaser or otherwise performing his obligations under this Agreement. To the extent that any Optioned Securities (other than Company Common Stock) may not be assigned by such Holder to the Purchaser without exercising, exchanging or converting such Optioned Securities for or into Company Common Stock, subject to the Purchaser making a non-interest bearing loan as set forth below, each Holder agrees to exercise, exchange or convert such Optioned Securities for or into Company Common Stock prior to the closing of the purchase of such Optioned Securities upon exercise of the Option. In order to facilitate the exercise of any Stock Option, the Purchaser shall loan to any requesting Holder funds sufficient to allow such Holder to exercise the Stock Option. Such loan shall be non-interest bearing and, at the Purchaser's option, shall be secured by a pledge of the shares of Company Common Stock acquired upon exercise of such Stock Option.

       5. Representations and Warranties of each Holder. Each Holder severally and not jointly represents and warrants to Parent and the Purchaser as follows:

              (a)    (i)    such Holder is the record or beneficial owner of
       the Optioned Securities, or has the right to vote the Voting Securities, listed opposite the name of such Holder on Schedule 1, (ii) such Optioned Securities or Voting Securities are the only Equity Securities owned of record or beneficially by such Holder or in which such Holder has any interest or which such Holder has the right to vote, as the case may be, and (iii) such Holder does not have any option or other right to acquire any other Equity Securities;

              (b) such Holder has the right, power and authority to execute and deliver this Agreement and to perform his obligations hereunder; the execution, delivery and performance of this Agreement by such Holder will not require the consent of any other person and will not constitute a violation of, conflict with or result in a default under (i) any contract, understanding or arrangement to which such Holder is a party or by which such Holder is bound, (ii) any judgment, decree or order applicable to such Holder, or (iii) any law, rule or regulation of any governmental body applicable to such Holder; and this Agreement constitutes a valid and binding agreement on the part of such Holder, enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity;

              (c) any Shares included in the Optioned Securities owned by such Holder have been validly issued and are fully paid and nonassessable and any shares of Company Common Stock issuable upon exercise of the Stock Options or Warrants, when issued and upon payment of the exercise price therefor, will be validly issued, fully paid and nonassessable;

              (d) except as set forth on Schedule 1 and except for the Endevco Investors Joint Venture Agreement, which will terminate on or before sale of the Optioned Securities, the Optioned Securities owned by such Holder are now, and at all times during the term of this Agreement will be, held by such Holder free and clear of all adverse claims, liens, encumbrances and security interests, and none of the Optioned Securities or Voting Securities are subject to any voting trust or other agreement or arrangement (except as created by this Agreement) with respect to the voting or disposition of the Optioned Securities or Voting Securities; and there are no outstanding options, warrants or rights to purchase or acquire, or agreements (except for this Agreement) relating to, such Optioned Securities or Voting Securities; and

              (e) upon purchase of the Optioned Securities owned by such Holder, the Purchaser will obtain good and marketable title to such Optioned Securities, free and clear of all adverse claims, liens, encumbrances and security interests (except any created by the Purchaser).

       6. Effect of Representations, Warranties and Covenants of Holders. The representations, warranties and covenants of the Holders shall be several and not joint. The liability of each individual Holder shall extend only to the representations, warranties and covenants of such Holder and not to any representation, warranty or covenant of any other Holder.

       7. Representations and Warranties of Parent and the Purchaser. Each of Parent and the Purchaser hereby represents and warrants to each Holder that: it is a corporation duly formed under the laws of the State of Delaware; it has all requisite corporate power and authority to enter into and perform all its obligations under this Agreement; the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate action on its part; this Agreement has been duly executed and delivered by it; and this Agreement constitutes a valid and binding agreement on its part, enforceable in accordance with its terms, subject to applicable bankruptcy insolvency, moratorium or other similar laws relating to creditors' rights and general principles of equity.

       8. Voting of Equity Securities. Each Holder listed on Exhibit A hereby agrees that, during the time this Agreement is in effect, at any meeting of the stockholders of the Company, however called, and in any action by written consent of the stockholders of the Company, he shall (a) vote all Voting Securities of such Holder in favor of the Merger; (b) not vote any Voting Securities in favor of any action or agreement which would result in a breach in any material respect of any covenant, representation or warranty or any other obligation of the Company under the Merger Agreement; and (c) vote all Voting Securities of such Holder against any action or agreement which would impede, interfere with or attempt to discourage the Offer or the Merger, including, but not limited to: (i) any Proposal (other than the Offer and the Merger) involving the Company or any of its subsidiaries; (ii) any change in the management or board of directors of the Company, except as otherwise agreed to in writing by the Purchaser; (iii) any material change in the present capitalization or dividend policy of the Company; or (iv) any other material change in the Company's corporate structure or business. At the request of the Purchaser, each Holder listed on Exhibit A, in furtherance of the transactions contemplated hereby and by the Merger Agreement, shall promptly execute and deliver to the Purchaser an irrevocable proxy substantially in the form of Exhibit B hereto and irrevocably appoint the Purchaser or its designees, its attorney and proxy to vote all Voting Securities of such Holder, for all purposes whatsoever, with full power of substitution. Each such Holder acknowledges that this proxy (a) shall be coupled with an interest, (b) constitutes, among other things, an inducement for Parent and the Purchaser to enter into the Merger Agreement, and (c) shall be irrevocable and shall not be terminated by operation of law upon the occurrence of any event. Any such proxy shall terminate upon the termination of this Agreement.

       9. Adjustments. In the event of any increase or decrease or other change in the Optioned Securities by reason of stock dividends, split-up, recapitalizations, combinations, exchanges of shares or the like, the number of Optioned Securities and Voting Securities subject to this Agreement shall be adjusted appropriately.

       10. Purchase of Warrants. Immediately following the purchase of shares of Company Common Stock pursuant to the Offer, Parent shall purchase (and the Holders shall sell) all outstanding Warrants held by the Holders, at a purchase price per Warrant in cash equal to the excess, if any, of $6.00 (or such higher cash price per share of Company Common Stock as shall be paid by the Purchaser pursuant to the Offer) over the exercise price per share of Company Common Stock covered by such Warrant, multiplied by the number of shares of Company Common Stock covered by such Warrant. Each Holder shall deliver to the Purchaser not less than two business days prior to the expiration of the Offer the Warrants of such Holder and all documents necessary or appropriate to effect the transactions contemplated by this Section 10, duly executed by or on behalf of such Holder. All payments required by this Section 10 shall be made by wire transfer of immediately available funds at the closing.

       11. Governing Law. This Agreement shall be governed by and construed in accordance with the law of the State of New York without regard to its rules of conflict of laws.

       12. Further Assurances. Each party hereto shall perform such further acts and execute such further documents as may reasonably be required to carry out the provisions of this Agreement.

       13. Legend. As soon as practicable after the execution of this Agreement, the following legend shall be placed on the certificates representing the Optioned Securities:

              "The Securities represented by this certificate are subject to certain transfer and other restrictions contained in an Option Agreement, dated as of April 20, 1996, among El Paso Natural Gas Company, The El Paso Company and certain stockholders of the Corporation."

       14. Assignment. This Agreement may not be assigned by any party hereto, except that the Purchaser may assign its right to purchase the Optioned Securities to one or more of its affiliates.

       15. Remedies. The parties agree that legal remedies for breach of this Agreement will be inadequate and that this Agreement may be enforced by Parent and the Purchaser by injunctive or other equitable relief.

       16. Notices. All notices or other communications required or permitted hereunder shall be in writing (except as otherwise provided herein) and shall be deemed duly given if delivered in person, by confirmed facsimile transmission or by overnight courier service, addressed as follows:

       To Parent or the Purchaser:

              El Paso Natural Gas Company
              100 North Stanton Street
              El Paso, Texas  79901
              Attention:  H. Brent Austin,
              Senior Vice President and
              Chief Financial Officer

       With a copy to:

              Fried, Frank, Harris, Shriver
                & Jacobson
              One New York Plaza
              New York, New York  10004
              Attention:  Gary P. Cooperstein, Esq.
              Facsimile:  (212) 859-4000

       To each Holder:

              At the address set forth beneath the name of such Holder on
Schedule 1

              Akin, Gump, Strauss, Hauer & Feld, LLP
              1700 Pacific Avenue., #4100
              Dallas, Texas 75201
              Attention:  Jack Stillwell, Esq.

       With copies to:

              Schlanger, Mills, Mayer & Grossberg, LLP
              5847 San Felipe, #1700
              Houston, Texas 77057
              Attention:  Clarence Mayer, Esq.

       17. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

       18. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same agreement.

       19. Binding Effect; Benefits. This Agreement shall survive the death or incapacity of any Holder and shall inure to the benefit of and shall be binding upon the parties hereto and their respective heirs, legal representatives, successors and permitted assigns. Nothing in this Agreement, expressed or implied, is intended to or shall confer on any person other than the parties hereto and their respective heirs, legal representatives and successors and permitted assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement.

       IN WITNESS WHEREOF, the Holders and the Purchaser have entered into this Agreement as of the date first written above.

                                        EL PASO NATURAL GAS COMPANY


                                        By: /s/ H. Brent Austin
                                           -----------------------------------
                                           H. Brent Austin

                                        THE EL PASO COMPANY


                                        By:  /s/ Robert G. Phillips
                                           -----------------------------------
                                           Robert G. Phillips

                                        HOLDERS:

                                        ENDEVCO INVESTORS JOINT VENTURE


                                        By: /s/ Ray C. Davis
                                           -----------------------------------
                                           Ray C. Davis, Trustee

                                        COLLINS & WARE, INC.


                                        By: /s/ Ted Collins, Jr.
                                           -----------------------------------
                                           Ted Collins, Jr., President

                                         /s/ James E. Davison
                                        --------------------------------------
                                        JAMES E. DAVISON

                                        H&S PRODUCTION, INC., PENSION TRUST


                                        By: /s/ Scott G. Heape
                                           -----------------------------------
                                           Scott G. Heape, Trustee

                                         /s/ Robert W. McDonald
                                        --------------------------------------
                                        ROBERT W. McDONALD


                                        R. LACY, INC.


                                        By:  /s/ Neal A. Hawthorn
                                           -----------------------------------
                                           Neal A. Hawthorn, V.P.


                                         /s/ Richard D. Brannon
                                        --------------------------------------
                                        RICHARD D. BRANNON, TRUSTEE


                                        SANDOLLAR OIL & GAS, INC.


                                        By: /s/ Jon P. Stephenson
                                           -----------------------------------
                                           Jon P. Stephenson


                                        SMITH & CULPEPPER


                                        By:  /s/ Roger M. Smith
                                           -----------------------------------
                                           Roger M. Smith, G.P.

                                          /s/ W.H. Hunt
                                        --------------------------------------
                                        W.H. HUNT


                                        LYDA HUNT-HERBERT TRUSTS
                                          DAVID S. HUNT

                                        By: /s/ Gage A. Prichard, Trustee
                                            /s/ John G. Rebensdorf, Trustee
                                           -----------------------------------

                                        LYDA HUNT-HERBERT TRUSTS
                                          DOUGLAS HUNT


                                        By: /s/ Gage A. Prichard, Trustee
                                            /s/ John G. Rebensdorf, Trustee
                                           -----------------------------------


                                        LYDA HUNT-HERBERT TRUSTS
                                                   BRUCE W. HUNT


                                        By:  /s/ Gage A. Prichard, Trustee
                                            /s/ John G. Rebensdorf, Trustee
                                           -----------------------------------


                                        LYDA HUNT-HERBERT TRUSTS
                                                   BARBARA A. HUNT


                                        By: /s/ Gage A. Prichard, Trustee
                                            /s/ John G. Rebensdorf, Trustee
                                           -----------------------------------


                                        LYDA HUNT-HERBERT TRUSTS
                                                   LYDA BUNKER HUNT


                                        By: /s/ Gage A. Prichard, Trustee
                                            /s/ John G. Rebensdorf, Trustee
                                           -----------------------------------


                                         /s/ Ben H. Cook
                                        --------------------------------------
                                        BEN H. COOK


                                         /s/ Ray C. Davis
                                        --------------------------------------
                                        RAY C. DAVIS


                                         /s/ Kelcy L. Warren
                                        --------------------------------------
                                        KELCY L. WARREN

                                         /s/ James W. Bryant
                                        --------------------------------------
                                        JAMES W. BRYANT


                                         /s/ Kelly J. Jameson
                                        --------------------------------------
                                        KELLY J. JAMESON


                                         /s/ Clarence Mayer
                                        --------------------------------------
                                        CLARENCE MAYER


                                         /s/ Robert L. Cavnar
                                        --------------------------------------
                                        ROBERT L. CAVNAR

                                   SCHEDULE 1

              Name          Shares        Stock Options    Warrants   Voting Securities
              ----          ------        -------------    --------   -----------------
Endevco Investors
 Joint Venture
  Collins & Ware, Inc.     228,833                    0           0             228,833
  James E. Davison         533,944                    0           0             533,944
  H&S Production, Inc       99,924                    0           0              99,924
  Robert W. McDonald       152,554                    0           0             152,554
  R. Lacy, Inc.            533,944                    0           0             533,944
  Richard D. Brannon,                                 0           0
    Trustee                300,000                                              300,000
  Sandollar Oil & Gas,     150,000                    0           0             150,000
    Inc.
  Smith & Culpepper         43,516                    0           0              43,516
  W.H. Hunt                152,554                    0           0             152,554
  Lyda Hunt-Herbert
    Trusts
    David S. Hunt           76,278                    0           0              76,278
    Douglas Hunt            76,278                    0           0              76,278
    Bruce W. Hunt           76,278                    0           0              76,278
    Barbara A. Hunt         76,278                    0           0              76,278
    Lyda Bunker Hunt        76,278                    0           0              76,278
          Total          2,576,659                    0           0           2,576,659
Ben H. Cook              1,618,612                    0     512,821           1,618,612
Ray C. Davis               381,388               60,000     769,231             381,388
Kelcy L. Warren            352,465               60,000     769,231             352,465
James W. Bryant            509,062                    0           0             509,062
Kelly J. Jameson             3,328               15,000     256,410               3,328
Clarence Mayer                   0                    0     256,410                   0
Robert L. Cavnar             5,000               69,500           0               5,000

          Total          5,446,514              204,500   2,564,103           5,446,514

                                   EXHIBIT A

                               SECTION 8 HOLDERS

Name                                                   Voting Securities
- ----                                                   -----------------
Ben H. Cook                                                  1,618,612
Ray C. Davis                                                   381,388
Kelcy L. Warren                                                352,465
James W. Bryant                                                509,062
R. Lacy, Inc.                                                  533,944
James E. Davison                                               533,944
Richard D. Brannon, Trustee                                    300,000
Collins & Ware, Inc.                                           228,833
Robert W. McDonald                                             152,554
W.H. Hunt                                                      152,554

       Total                                                 4,763,356

                                   EXHIBIT B
                                     PROXY


       The undersigned hereby irrevocably appoints designees of The El Paso Company, a Delaware corporation (the "Purchaser"), the attorneys, agents and proxies, with full power of substitution, for the undersigned and in the name, place and stead of the undersigned to vote in such manner as such attorneys, agents and proxies or their substitutes shall in their sole discretion deem proper and otherwise act, including the execution of written consents, with respect to all voting equity securities (the "Securities"), of Cornerstone Natural Gas, Inc., a Delaware corporation (the "Company"), which the undersigned is or may be entitled to vote at any meeting of the Company held after the date hereof, whether annual or special and whether or not an adjourned meeting, or in respect of which the undersigned is or may be entitled to act by written consent. This Proxy is coupled with an interest and shall be irrevocable and binding on any successor in interest of the undersigned. This Proxy shall operate to revoke any prior proxy as to the Securities heretofore granted by the undersigned. This Proxy shall terminate upon the termination of the Option Agreement dated as of April 20, 1996 among the undersigned, certain other Holders, El Paso Natural Gas Company and the Purchaser.



Dated: